Exhibit 21.1
SUBSIDIARIES OF ALPINE IMMUNE SCIENCES, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation
AIS Operating Co., Inc.	Delaware
Alpine Immune Sciences Australia PTY LTD	Australia